Exhibit 10.52

MASTER SECURITY AGREEMENT

No. 6081123

Dated as of August 23, 2006 (“Agreement”)

THIS AGREEMENT is between Oxford Finance Corporation (together with its successors and assigns, if any, “Secured Party”) and Vical Incorporated (“Debtor”). Secured Party has an office at 133 N. Fairfax Street, Alexandria, VA 22314. Debtor is a corporation organized and existing under the laws of the state of Delaware. Debtor’s mailing address and principal place of business is 10390 Pacific Center Court, San Diego, CA 92121.

1.	CREATION OF SECURITY INTEREST.

Debtor grants to Secured Party, its successors and assigns, a security interest in and against the Collateral (as that term is defined herein). This security interest is given to secure the payment and performance of all debts, obligations and liabilities of any kind whatsoever of Debtor to Secured Party, now existing or arising in the future under or in connection with this Agreement, including but not limited to the payment and performance of certain Promissory Notes from time to time executed by Debtor as set forth on the attached Note Schedule (collectively “Notes” and each a “Note”), and any renewals, extensions and modifications of such debts, obligations and liabilities (such Notes, debts, obligations and liabilities are called the “Indebtedness”). Upon the payment in full of all of the Indebtedness, this Agreement shall terminate and Secured Party shall, at the cost and expense of Debtor, execute and deliver to Debtor all such documents and instruments as shall be necessary to evidence termination of the security interests created hereunder.

If Debtor shall at any time acquire a commercial tort claim, as defined in the Code, Debtor shall immediately notify Secured Party in writing signed by Debtor of the brief details thereof and grant to Secured Party in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Secured Party.

2.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF DEBTOR.

Debtor represents, warrants and covenants as of the date of this Agreement and as of the date of each Note (as appropriate) that:

(a)	Due Organization. Debtor’s exact legal name is as set forth in the preamble of this Agreement. Debtor is and will remain duly organized, existing and in good standing under the laws of the State set forth in the preamble of this Agreement, has its chief executive offices at the location specified in the preamble, and is and will remain duly qualified and licensed in every jurisdiction wherever necessary to carry on its business and operations.

(b)	Power and Capacity to Enter Into and Perform Obligations. Debtor has adequate power and capacity to enter into, and to perform its obligations under this Agreement, each Note and any other documents evidencing, or given in connection with, any of the Indebtedness (all of the foregoing are called the “Debt Documents”).

(c)	Due Authorization. The execution, delivery and performance of this Agreement and the other Debt Documents have been duly authorized, executed and delivered by Debtor and constitute legal, valid and binding agreements enforceable in accordance with their terms, except to the extent that the enforcement of remedies may be limited under applicable bankruptcy and insolvency laws or similar laws affecting creditors’ rights generally and by general principles of equity.

(d)	Approvals and Consents. No approval, consent or withholding of objections is required from any governmental authority or instrumentality with respect to the entry into, or performance by Debtor of any of the Debt Documents, except any already obtained.

(e)	No Violations or Defaults. The entry into, and performance by, Debtor of the Debt Documents will not (i) violate any of the organizational documents of Debtor or any judgment, order, law or regulation applicable to Debtor, or (ii) result in any breach of or constitute a default under any contract to which Debtor is a party, or result in the creation of any lien, claim or encumbrance on any of Debtor’s property (except for liens in favor of Secured Party) pursuant to any indenture, mortgage, deed of trust, bank loan, credit agreement, or other agreement or instrument to which Debtor is a party.

(f)	Litigation. There are no suits or proceedings pending in court or before any commission, board or other administrative agency or authority against or affecting Debtor which would reasonably be expected, in the aggregate, have a material adverse effect on Debtor, its business or operations, or its ability to perform its obligations under the Debt Documents, nor does Debtor have reason to believe that any such suits or proceedings are threatened.

(g)	Solvency. The fair salable value of Debtor’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; the Debtor is not left with unreasonably small capital after the transactions in this Agreement or any Notes and Debtor is able to pay its debts (including trade debts) as they mature.

(h)	Financial Statements Prepared In Accordance with GAAP. All financial statements delivered to Secured Party in connection with the Indebtedness have been prepared in accordance with generally accepted accounting principles, subject to year end adjustment, and since the date of the most recent financial statement, there has been no Material Adverse Change in Debtor’s financial condition.

(i)	Use of Collateral. The Collateral is not, and will not be, used by Debtor for personal, family or household purposes.

(j)	Collateral in Good Condition and Repair. The Collateral is, and will remain, in good condition and repair, ordinary wear and tear excepted, and Debtor will not be negligent in its care and use provided Debtor may dispose of any Collateral if, in Debtor’s opinion, such Collateral has become obsolete or worn out or it is no longer commercially reasonable to maintain such Collateral in good condition and repair, and is in Debtor’s ordinary course of business to dispose of; provided, however, that the disposal of such Collateral shall not exceed $300,000 of Collateral per year.

(k)	Ownership of Collateral. Debtor is, and will remain, the sole and lawful owner, and in possession of, the Collateral, and has the sole right and lawful authority to grant the security interest described in this Agreement.

(l)	Encumbrances. The Collateral is, and will remain, free and clear of all liens, claims and encumbrances of any kind whatsoever, except for Permitted Liens.

(m)	Intellectual Property Rights. Debtor will (i) protect, defend and maintain the validity and enforceability of the Intellectual Property and promptly advise Secured Party in writing of material infringements, and (ii) not allow any Intellectual Property material to Debtor’s business to be abandoned, forfeited or dedicated to the public without Secured Party’s written consent. There is no infringement or claim of infringement with respect to the Intellectual Property of Debtor by any third party, other than as previously disclosed by the Debtor in its periodic securities filings with the U.S. Securities and Exchange Commission. Debtor conducts and will in the future continue to conduct its business without infringement or claim of infringement of any intellectual property rights (including any copyrights, trademarks or patents) of any third party.

(n)	Taxes. All federal, state and local tax returns required to be filed by Debtor have been filed with the appropriate governmental agencies and all taxes due and payable by Debtor have been timely paid except as contested in good faith and by appropriate proceedings and for which adequate reserves have been established. Debtor will pay when due all taxes, assessments and other liabilities except as contested in good faith and by appropriate proceedings and for which adequate reserves have been established.

(o)	No Defaults. No event or condition exists under any material agreement, instrument or document to which Debtor is a party or may be subject, or by which Debtor or any of its properties are bound, which constitutes a default or an event of default thereunder, or will, with the giving of notice, passage of time, or both, would constitute a default or event of default thereunder and would reasonably be expected to have a material adverse effect on Debtor’s ability to perform its obligations under this Agreement.

(p)	Certification of Financial Information. All reports, certificates, schedules, notices and financial information submitted by Debtor to the Secured Party pursuant to this Agreement shall be certified as true and correct in all material respects when made by the president or chief financial officer of Debtor.

(q)	Notice of Material Adverse Change. Debtor shall give the Secured Party prompt written notice of any event, occurrence or other matter which has resulted or may result in a material adverse change in its financial condition or business operations, product development, technology or business or contractual relations with third parties which, in Debtor’s reasonable opinion, may reasonably be expected to impair the ability of Debtor to perform its obligations hereunder or under any of the other financing agreements to which it is a party or of Secured Party to enforce the Indebtedness or realize upon the Collateral (a “Material Adverse Change”).

(r)	Change in Management. Debtor shall not change the persons holding the offices of Chief Executive Officer or Chief Financial Officer without providing written notice to Secured Party within ten(10) days of any such change. In the event of the resignation of the Chief Executive Officer or Chief Financial Officer, Debtor agrees to provide written notice to Secured Party within ten(10) days of any such resignation.

(s)	Transactions with Affiliates. Debtor shall not, without the prior written consent of Security Party, directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Debtor except for transactions that are in the ordinary course of Debtor’s business, upon fair and reasonable terms that are no less favorable to Debtor than would be obtained in an arm’s length transaction with a nonaffiliated Person.

(t)	Audits. Debtor shall allow Security Party to audit Debtor’s Collateral at Debtor’s expense. Such audits will be conducted no more often than every six (6) months unless an Event of Default has occurred.

(u)	Primary Account and Wire Transfer Instructions. Debtor maintains its Primary Account (the “Primary Operating Account”) as follows and the Wire Transfer Instructions for the Primary Operating Account are as follows:

Wells Fargo

25240 Hancock Avenue

Murrieta, CA 92562

ABA No.:

Account No.:

Account Name: Vical Incorporated

Debtor hereby agrees that any loans Secured Party makes to Debtor will be advanced to the account specified above and regularly scheduled payments will be automatically debited from the same account. In addition to the Primary Operating Account identified hereinabove, Debtor maintains the following other deposit and investment accounts:

1.	Capital Advisors Group
29 Crafts Street
Newton, MA 02458
ABA No.:
Account No.:
Account Name: Vical Incorporated

2.	Credit Suisse First Boston
227 West Monroe
Suite 3100
Chicago, IL 60606
ABA No.:
Account No.:
Account Name: Vical Incorporated

(v)	Investment Company Act; Regulation U. Debtor is not an “investment company” or a company “controlled” by and “investment company” or a “subsidiary” of an investment company”, all within the meaning of the Investment Company Act of 1940. None of the proceeds of any of the Indebtedness have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock (as defined in Regulation U for the Federal Reserve Board), for the purpose of reducing or retiring any debt that was originally incurred to purchase or carry any margin stock or for any other purpose which might cause any of the Indebtedness to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.

(w)	Compliance with Laws. Debtor is and will remain in compliance with the requirements of all applicable laws, rules and regulations and court orders, injunctions and judicial decisions of all federal, state and local governments and governmental authorities, including without limitation all rules and regulations of the U.S. Food and Drug Administration and the U.S. Drug Enforcement Agency and all federal, state and local environmental laws.

(x)

Anti-Terrorism Laws. Neither Debtor, nor any of its Affiliates nor any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement or any of the Debt Documents (i) is in violation of any Anti-Terrorism Law, (ii) engages in or conspires to engage in any transaction that evades or avoids or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, (iii) is a Blocked Person, (iv) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (v) deals in any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law. Secured Parties hereby notify Debtor that pursuant to the requirements of Anti-Terrorism Laws and the policies and practices of one or more of the Secured Parties, Secured Parties are required to obtain, verify and record certain information and documentation that identifies Debtor and its principals, which information includes the name and address of Debtor and its principals and such other information that will allow Secured Parties to identify such parties in accordance with Anti-Terrorism Laws. Debtor will not and will not permit any subsidiary to, directly or indirectly, enter into any material contracts with any Person listed on the OFAC Lists. Debtor will immediately notify Secured Parties if Debtor has knowledge that Debtor is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. Debtor will not permit any subsidiary to, directly or indirectly, (x) conduct any business or engage in any transaction or dealing with any Blocked Person, including without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (y) deal in any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (y) engage in or conspire to engage in any transaction that evades or avoids or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

3.	COLLATERAL.

The Debtor, covenants and agrees that, so long as any of the Debt Documents shall remain in effect, or unless the Secured Party shall otherwise consent in writing:

(a)	Possession of Collateral. Until the occurrence of any Event of Default, Debtor shall remain in possession of the Collateral; except that Secured Party shall have the right to possess (i) any chattel paper or instrument that constitutes a part of the Collateral, and (ii) any other Collateral in which Secured Party’s security interest may be perfected only by possession. Promptly, upon request by the Secured Party, deliver, assign, and endorse to the Secured Party all chattel paper and all other documents held by the Debtor in connection therewith.

(b)	Maintenance of Collateral. Debtor shall (i) use the Collateral only in its trade or business, (ii) maintain all of the Collateral in good operating order and repair, normal wear and tear excepted, (iii) use and maintain the Collateral only in compliance with manufacturers recommendations and all applicable laws, and (iv) keep all of the Collateral free and clear of all liens, claims and encumbrances (except for Permitted Liens and Permitted Transfers).

(c)	Taxes. Debtor shall pay promptly when due all taxes, license fees, assessments and public and private charges levied or assessed on any of the Collateral, on its use, or on this Agreement or any of the other Debt Documents except those contested in good faith for which adequate reserves have been established. If Debtor fails, after 10 days notice from Secured Party, to discharge taxes, liens, security interests or other encumbrances at any time levied or placed on the Collateral (subject to the contest rights in the preceding sentence) or to pay for the maintenance, insurance and preservation of the Collateral or to otherwise effect compliance with the terms of this Agreement or any of the other Debt Documents, Secured Party may do so at its option. Debtor agrees to reimburse Secured Party, on demand, all reasonable costs and expenses incurred by Secured Party in connection with such payment or performance and agrees that such reimbursement obligation shall constitute Indebtedness.

(d)	Books and Records; Inspection of Collateral. Debtor shall, at all times, keep accurate and complete records of the Collateral, and Secured Party shall have the right to inspect and make copies of all of Debtor’s books and records relating to the Collateral during normal business hours, after giving Debtor reasonable prior notice. Secured Party may inspect any of the Collateral during normal business hours after giving Debtor reasonable prior notice, provided that such inspections shall occur not more than twice per calendar year unless an Event of Default has occurred and has not been waived by Secured Party.

(e)	Third Party Possession of Collateral. Debtor agrees and acknowledges that any third person who may at any time possess all or any portion of the Collateral shall be deemed to hold, and shall hold, the Collateral as the agent of, and as pledge holder for, Secured Party. Secured Party may at any time during which an Event of Default has occurred and has not been waived by Secured Party give notice to any third person described in the preceding sentence that such third person is holding the Collateral as the agent of, and as pledge holder for, the Secured Party.

(f)

Receivables. As to each and every Receivable (a) it is a bona fide existing obligation, valid and enforceable against the Account Debtor for a sum certain for sales of goods shipped or delivered, or goods leased, or services rendered in the ordinary course of business; (b) all supporting documents, instruments, chattel paper and other evidence of indebtedness, if any, delivered to the Secured Party are complete and correct and valid in all material respects and, to Debtor’s knowledge, enforceable in accordance with their terms, and, to Debtor’s knowledge, all signatures and endorsements that appear thereon are genuine, and all signatories and endorsers have full capacity to contract; (c) to the best of the Debtor’s knowledge, the Account Debtor is liable for and will make payment of the amount expressed in such Receivable according to its terms; (d) it will be subject to no discount, deduction, setoff, counterclaim, return, allowance or special terms of payment without the prior approval of the Secured Party; (e) it is subject to no known dispute, defense or offset, real or claimed; (f) it is not subject to any prohibition or limitation upon assignment; (g) it has not been redated or reissued in satisfaction of prior Receivables; (h) the Debtor has full right and power to grant the Secured Party a security interest therein and the security interest granted in such Receivable to the Secured Party in this Agreement, when perfected, will be a valid first security interest which will inure to the benefit of the Secured Party without further action. The warranties set out herein shall be deemed to have been made with respect to each and every Receivable now owned or hereafter acquired by the Debtor. Upon the written request of Secured Party, deliver to the Secured Party schedules of all outstanding Receivables. Such schedules shall be in form satisfactory to the Secured Party and shall show the age of such Receivables in intervals of not more than thirty (30) days, and contain such other information and be accompanied by such supporting documents as the Secured Party may from time to time prescribe. The Debtor shall also deliver to the Secured Party copies of the Debtor’s invoices, sales journals, evidences of shipment or delivery and such other schedules and information as the Secured Party may reasonably request. The items to be provided under this Section are to be prepared and delivered to the Secured Party from time to time solely for its convenience in maintaining records of the Collateral and the Debtor’s failure to give any of such items to the Secured Party shall not affect, terminate, modify or otherwise limit the Secured Party’s security interest granted herein.

(g)	Bailees. If any Inventory is stored with a bailee, warehouseman, or similar party, the Debtor will, concurrent with storing such Inventory, cause any such bailee, warehouseman, or similar party to execute an estoppel and waiver, in form and substance satisfactory to Secured Party, which, at a minimum, acknowledges Secured Party’s first priority security interest in such Inventory.

(h)	Change of Address. Except for Collateral stored with a bailee, warehouseman or similar party and Permitted Transfers, all of the tangible personal property Collateral is located in and will in the future be in the possession of the Debtor at its address stated above or at such other addresses as may be set forth on the attached Schedule A or of which Debtor notifies Secured Party. Except as set forth on Schedule A, the Debtor has not at any time prior to July 1, 2001 either (a) maintained Inventory or Equipment or (b) maintained its chief executive office or its records with respect to the Receivables at any other location and shall not do so hereafter except with prior written notice to the Secured Party. The Secured Party shall be entitled to rely upon the foregoing unless it receives 10 days’ advance written notice of a change in the address of the Debtor’s executive offices or location of the Collateral.

(i)	Fixtures. Not permit any item of the Equipment to become a fixture to real estate or an accession to other property without the prior written consent of the Secured Party, and the Equipment is now and shall at all times remain personal property except with the Secured Party’s prior written consent. If any of the Collateral is or will be attached to real estate in such a manner as to become a fixture under applicable state law and if such real estate is encumbered, the Debtor will obtain from the holder of each Lien or encumbrance a commercially reasonable written consent and subordination to the security interest hereby granted, or a written disclaimer of any interest in the Collateral, in a form acceptable to the Secured Party.

(j)	Claims and Disputes. Immediately upon learning thereof, report to the Secured Party any reclamation, return or repossession of goods, any claim or dispute asserted by any Account Debtor or other obligor, and any other matter affecting the value and enforceability or collectability of any of the Collateral. In addition, the Debtor shall, at its sole cost and expense (including reasonable attorneys’ fees), settle any and all such claims and disputes and indemnify and protect the Secured Party against any liability, loss or expense arising therefrom or out of any such reclamation, return or repossession of goods, provided, however, that the Secured Party, if it shall so elect after the occurrence of an Event of Default, shall have the right at all times to settle, compromise, adjust or litigate all claims or disputes directly with the Account Debtor or other obligor upon such terms and conditions as the Secured Party deems advisable and charge all costs and expenses thereof (including attorneys’ fees) to the Debtor’s account and add them to the principal amount of the Indebtedness.

(k)	Domain Name. Take the necessary or appropriate steps to ensure that the identity and location of the servers used in connection with the Debtor’s domain name and the identity of the party having control over the domain name server and of the administrative contact with the registry have been disclosed to the Secured Party. The Debtor shall not change the domain name server without notification to the Secured Party. The Debtor shall maintain the trademark of the domain name by defending against any infringement suits and by policing the trademark. The Debtor shall renew the domain name registration and make all payments to the domain name registrar necessary to maintain the domain name during time that any Indebtedness is outstanding.

4.	ADDITIONAL COVENANTS.

The Debtor, covenants and agrees that, so long as any of the Debt Documents shall remain in effect, or unless the Secured Party shall otherwise consent in writing:

(a)	Disposition of Collateral. Secured Party does not authorize and Debtor agrees it shall not (i) part with possession of any of the Collateral (except to Secured Party or for maintenance and repair), (ii) remove any of the Collateral from the continental United States, or (iii) sell, rent, lease, mortgage, grant a security interest in or otherwise transfer or encumber any of the Collateral, except for Permitted Liens and Permitted Transfers.

(b)

Account Control Agreements. Debtor shall at all times maintain all Cash Equivalents owned by Debtor on deposit in a Deposit Account or securities accounts in Debtor’s name the institutions identified in Section 2(u) or at one or more other institutions disclosed to Secured Party (each, a “Third Party Institution”) and which accounts are covered by an account control agreement in favor of Secured Party (the terms of which shall be acceptable to Secured Party). At any time that the Cash Equivalents or any portion thereof are held in an account or accounts in one or more Third Party Institutions, the related account control agreement shall provide that Secured Party is to receive a copy of the account statements delivered to Debtor. With respect to each such account, Debtor, Secured Party, and each Third Party Institution shall enter into a written agreement, granting Secured Party control of such account and providing that the Third Party Institution will comply with instructions originated by the Secured Party directing disposition of the funds in such account without further consent by Debtor following Secured Party’s delivery of a notice of exclusive control (or similar notice) to such Third Party Institution upon the occurrence of an uncured Event of Default. Such account control agreement may in accordance with the provisions thereof provide terms under which Debtor may remove funds from such account prior to Secured Party’s exercise of control; provided, all funds in or transferred into such account on or after the effectiveness of this Agreement shall be subject to the security interest granted under this Agreement.

(c)	Distributions. Debtor shall not (i) pay any dividends or make any distributions on its equity securities; (ii) purchase, redeem, retire, defease or otherwise acquire for value any of its equity securities (other than repurchases pursuant to the terms of employee stock option plans, employee restricted stock agreements or similar arrangements in an aggregate amount not to exceed Three Hundred Thousand Dollars ($300,000)); (iii) return any capital to any holder of its equity securities as such; (iv) make any distribution of assets, equity securities, obligations or securities to any holder of its equity securities as such; or (v) set apart any sum for any such purpose; provided, however, Debtor may pay dividends payable solely in common stock.

(d)	Indebtedness Payments. Debtor shall not (i) prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled repayment thereof any Additional Indebtedness for borrowed money or lease obligations, (ii) amend, modify or otherwise change the terms of any Additional Indebtedness for borrowed money or lease obligations so as to accelerate the scheduled repayment thereof or (iii) repay any notes to officers, directors or shareholders except as expressly provided for in a duly executed subordination agreement in favor of, and approved by Secured Party.

(e)	Additional Indebtedness. Debtor shall not create, incur, assume or permit to exist any Additional Indebtedness except Permitted Indebtedness.

(f)	Investments. Debtor shall not make any Investment except for Permitted Investments.

(g)	Negative Pledge Regarding Intellectual Property. Debtor shall not sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of its Intellectual Property, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Secured Party) with any entity which directly or indirectly prohibits or has the effect of prohibiting Debtor from selling, transferring, assigning, mortgaging, pledging, leasing, granting a security interest in or upon, or encumbering any of Debtor’s Intellectual Property; provided, however, that Debtor may grant licenses s in the ordinary course of business.

(h)	Minimum Cash and Cash Equivalents. Debtor shall at all times maintain a minimum of Seventeen Million Dollars ($17,000,000.00) of cash and Cash Equivalents in the account or accounts covered by the Account Control Agreements described in Section 4(b) above (the “Minimum Cash Covenant”). In the event that the Debtor’s cash and Cash Equivalents in such accounts at any time do not equal or exceed Seventeen Million Dollars ($17,000,000), then Debtor shall, within five (5) business days of the occurrence of such a shortfall, issue to Secured Party an irrevocable standby letter of credit in an amount equal to the outstanding principal balance of the loan in form and substance satisfactory to Secured Party at its sole discretion.

5.	INSURANCE.

(a)	Risk of Loss. Debtor shall at all times bear the entire risk of any loss, theft, damage to, or destruction of, any of the Collateral from any cause whatsoever.

(b)	Insurance Requirements. Debtor agrees to maintain general liability insurance and to keep the Collateral insured against loss or damage by fire and extended coverage perils, theft, burglary, risk of loss by collision (for any or all Collateral which are vehicles) and such other risks as Secured Party may reasonably require. The liability insurance coverage shall be in an amount standard for companies similar to Debtor in Debtor’s industry in Debtor’s geographic region. The property insurance coverage shall be in an amount no less than the full replacement value of the Collateral. All insurance policies shall be in a form, with companies and with deductible amounts, reasonably acceptable to Secured Party. Debtor shall deliver to Secured Party policies or certificates of insurance evidencing such coverage. Each policy shall name Secured Party as a loss payee and an additional insured, shall provide for coverage to Secured Party regardless of the breach by Debtor of any warranty or representation made therein, shall not be subject to co-insurance, and shall provide that coverage may not be canceled or altered by the insurer except upon thirty (30) days prior written notice to Secured Party. Debtor appoints Secured Party as its attorney-in-fact to make proof of loss, claim for insurance and adjustments with insurers, and to receive payment of and execute or endorse all documents, checks or drafts in connection with insurance payments. Secured Party shall not act as Debtor’s attorney-in-fact unless Debtor is in default. Following the occurrence of an Event of Default, proceeds of insurance shall be applied, at the option of Secured Party, to repair or replace the Collateral or to reduce any of the Indebtedness.

6.	REPORTS.

(a)	Notice of Events. Debtor shall promptly notify Secured Party of (i) any change in the name of Debtor, (ii) any change in the state of its incorporation or registration, (iii) any relocation of its chief executive offices, (iv) any of the Collateral being lost, stolen, missing, destroyed, materially damaged or worn out, (v) any lien, claim or encumbrance other than Permitted Liens attaching to or being made against any of the Collateral of which Debtor is aware or reasonably should be aware, and (vi) any Event of Default.

(b)	Financial Statements, Reports and Certificates. Debtor, upon Secured Party’s request, will deliver to Secured Party within ninety (90) days of the close of each fiscal year of Debtor, Debtor’s complete financial statements including a balance sheet, income statement, statement of shareholders’ equity and statement of cash flows, each prepared in accordance with generally accepted accounting principles consistently applied, certified by a recognized firm of certified public accountants satisfactory to Secured Party. Debtor, upon Secured Party’s request, will deliver to Secured Party copies of Debtor’s quarterly financial statements including a balance sheet, income statement and statement of cash flows, each prepared by Debtor in accordance with generally accepted accounting principles consistently applied by Debtor and certified by Debtor’s chief financial officer, within ninety (90) days after the close of each of Debtor’s fiscal quarter. Debtor will deliver to Secured Party copies of Debtor’s monthly financial statements including a company prepared balance sheet, and income statement covering Borrower’s operations during such period, each prepared by Debtor and certified by Debtor’s chief financial officer, within thirty (30) days after the close of each month. Concurrently with delivery of the foregoing monthly financial information, and from time to time promptly upon request of Secured Party, Debtor will deliver to Secured Party a Compliance Certificate substantially consistent with the form of the document attached hereto as Schedule C. Debtor, upon Secured Party’s request, will deliver to Secured Party copies of all Forms 10-K and 10-Q, if any, within 30 days after the dates on which they are filed with the Securities and Exchange Commission. Debtor will deliver to Secured Party promptly upon request of Secured Party, in form satisfactory to Secured Party, such other and additional financial information as Secured Party may reasonably request from time to time.

7.	FURTHER ASSURANCES.

(a)	Further Assurances Regarding Security Interests. Debtor shall, upon request of Secured Party, furnish to Secured Party such further information, execute and deliver to Secured Party such documents and instruments (including, without limitation, Uniform Commercial Code financing statements) and shall do such other acts and things as Secured Party may at any time reasonably request relating to the perfection or protection of the security interest created by this Agreement or for the purpose of carrying out the intent of this Agreement. Without limiting the foregoing, Debtor shall cooperate and do all acts deemed necessary or advisable by Secured Party to continue in Secured Party a perfected first security interest in the Collateral (subject to Permitted Liens), and shall obtain and furnish to Secured Party any subordinations, releases, landlord waivers, lessor waivers, mortgagee waivers, or control agreements, and similar documents as may be from time to time requested by, and in form and substance satisfactory to, Secured Party. If Debtor shall at any time acquire a commercial tort claim, as defined in the Code, Debtor shall immediately notify Secured Party in writing signed by Debtor of the brief details thereof and grant to Secured Party in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Secured Party.

(b)	Authorization To File Financing Statements. Debtor shall perform any and all acts reasonably requested by the Secured Party to establish, maintain and continue the Secured Party’s security interest and liens in the Collateral, including but not limited to, executing or authenticating financing statements and such other instruments and documents when and as reasonably requested by the Secured Party. Debtor hereby authorizes Secured Party through any of Secured Party’s employees, agents or attorneys to file any and all financing statements, including, without limitation, any original filings, continuations, transfers or amendments thereof required to perfect Secured Party’s security interest and liens in the Collateral under the UCC without authentication or execution by Debtor.

(c)	Indemnification. Debtor shall indemnify and defend the Secured Party, its successors and assigns, and their respective directors, officers and employees (each, an “Indemnitee”), from and against all claims, actions and suits (including, without limitation, related reasonably attorneys’ fees) of any kind whatsoever arising, directly or indirectly, in connection with any of the Collateral or the Debt Documents except for claims, actions, and suits (and any costs or attorneys’ fees related thereto) arising out of Secured Party’s gross negligence or willful misconduct. Each Indemnitee shall use its reasonable efforts to cooperate with Debtor respecting the defense of any matter indemnified hereunder except insofar and to the extent the Secured Party’s interests with respect thereto may be adverse to Debtor’s.

8.	DEFAULT AND REMEDIES.

(a)	Defaults. Debtor shall be in default under this Agreement and each of the other Debt Documents if any of the following occurs (each, an “Event of Default”):

(i)	Debtor breaches its obligation to pay when due any installment or other amount due or coming due under any of the Debt Documents within five (5) days after such payment is due;

(ii)	Debtor, without the prior written consent of Secured Party, attempts to or does sell, rent, lease, mortgage, grant a security interest in, or otherwise transfer or encumber, or allow Liens (except for Permitted Liens and Permitted Transfers) upon, any of the Collateral;

(iii)	Debtor breaches any of its representations, warranties or covenants under Sections 3(a) or 3(e);

(iv)	Debtor breaches any of its representations, warranties or covenants under Sections 2(h), 2(m), 2(o), or 2(q) and fails to cure that breach within fifteen (15) days of the occurrence of such default;

(v)	Debtor breaches any of its obligations under Sections 4;

(vi)	Debtor breaches any of its insurance obligations under Section 5 and fails to cure that breach within fifteen (15) days of the occurrence of such default;

(vii)	Debtor breaches any of its other non-payment obligations under any of the Debt Documents and fails to cure that breach within thirty (30) days of the occurrence of such default;

(viii)	Any warranty, representation or statement made by Debtor in any of the Debt Documents or otherwise in connection with any of the Indebtedness shall be false or misleading in any material respect as of the date when made. Any of the Collateral is subjected to attachment, execution, levy, seizure or confiscation in any legal proceeding or otherwise, or if any legal or administrative proceeding is commenced against Debtor or any of the Collateral, which in the good faith judgment of Secured Party subjects any of the Collateral to a material risk of attachment, execution, levy, seizure or confiscation and no bond is posted or protective order obtained to negate such risk;

(ix)	Debtor breaches or is in default under any other agreement between Debtor and Secured Party and such breach or default is not waived by Secured Party or cured by Debtor within any applicable cure period;

(x)	Debtor, or any guarantor or other obligor for any of the Indebtedness (collectively “Guarantor”) dissolves, terminates its existence, becomes insolvent or ceases to do business as a going concern, or if a natural person, dies or becomes incompetent;

(xi)	A receiver is appointed for all or of any part of the property of Debtor or any Guarantor, or Debtor or any Guarantor makes any assignment for the benefit of creditors;

(xii)	Debtor or any Guarantor files a petition under any bankruptcy, insolvency or similar law, or any such petition is filed against Debtor or any Guarantor and is not dismissed within sixty (60) days;

(xiii)	Debtor’s improper filing of an amendment or termination statement relating to a filed financing statement describing the Collateral;

(xiv)	Debtor shall merge with or consolidate into any other entity or sell all or substantially all of its assets or in any manner terminate its existence;

(xv)	If Debtor is a privately held corporation, more than 50% of Debtor’s voting capital stock, or effective control of Debtor’s voting capital stock, issued and outstanding from time to time, is not retained by the holders of such stock on the date the Agreement is executed;

(xvi)	If Debtor is a publicly held corporation, there shall be a change in the ownership of Debtor’s stock such that Debtor is no longer subject to the reporting requirements of the Securities Exchange Act of 1934 or no longer has a class of equity securities registered under Section 12 of the Securities Act of 1933;

(xvii)	Debtor defaults, after giving effect to any grace or cure periods, under any other material financing arrangement between Debtor and a third party resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any indebtedness thereunder in an amount in excess of One Hundred Fifty Thousand Dollars ($150,000);

(xviii)	If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Fifty Thousand Dollars ($150,000) shall be rendered against Debtor and shall remain unsatisfied and unstayed for a period of ten (10) days or more;

(xix)	any Lien in favor of Secured Parties created hereunder shall at any time fail to constitute a valid and perfected Lien on all the Collateral purported to be covered thereby, subject to no prior or equal Lien except Permitted Liens, or Debtor shall contest the validity, perfection or enforceability of any such Lien; or

(xx)	Secured Party shall have determined in its sole and good faith judgment that there has been a material adverse change in the financial condition, business, operations, prospects, technology, or business or contractual relations with third parties of Debtor from the date hereof, or a change or event shall have occurred which would impair the ability of Debtor to perform its obligations hereunder or under any of the other financing agreements to which it is a party or of Secured Party to enforce the Indebtedness or realize upon the Collateral.

(b)	Acceleration. Upon the occurrence of an Event of Default, the Secured Party, at its option, may declare any or all of the Indebtedness to be immediately due and payable, without demand or notice to Debtor or any guarantor (provided that upon the occurrence of an Event of Default described in Sections 8(a)(x) or 8(a)(xi) all Indebtedness shall become immediately due and payable without any action by Secured Party). The accelerated obligations and liabilities shall bear interest (both before and after any judgment) until paid in full at the lower of fifteen percent (15%) per annum or the maximum rate not prohibited by applicable law.

(c)	Rights and Remedies. Upon the occurrence of an Event of Default, Secured Party shall have all of the rights and remedies of a Secured Party under the Uniform Commercial Code, and under any other applicable law. Without limiting the foregoing, Secured Party shall have the right to (i) notify any account debtor of Debtor or any obligor on any instrument which constitutes part of the Collateral to make payment to the Secured Party, (ii) with or without legal process (to the extent permitted under applicable law), enter any premises where the Collateral may be and take possession of and remove the Collateral from the premises or store it on the premises, (iii) sell the Collateral at public or private sale, in whole or in part, and have the right to bid and purchase at said sale, (iv) to instruct the Third Party Financial Institution maintaining any account to transfer the funds in account to any account of the Secured Party, or (v) lease or otherwise dispose of all or part of the Collateral, applying proceeds from such disposition to the obligations then in default. If requested by Secured Party, Debtor shall promptly assemble the Collateral and make it available to Secured Party at a place to be designated by Secured Party, which is reasonably convenient to both parties. Secured Party may also render any or all of the Collateral unusable at the Debtor’s premises and may dispose of such Collateral on such premises without liability for rent or costs for a period not to exceed ninety (90) days. Any notice that Secured Party is required to give to Debtor under the Uniform Commercial Code of the time and place of any public sale or the time after which any private sale or other intended disposition of the Collateral is to be made shall be deemed to constitute reasonable notice if such notice is given to the last known address of Debtor at least fifteen (15) days prior to such action. Upon the occurrence of an Event of Default, Debtor hereby appoints Secured Party as Debtor’s attorney-in-fact, with full authority in Debtor’s place and stead and in Debtor’s name or otherwise, from time to time in Secured Party’s sole and arbitrary discretion, to take any action and to execute any instrument which Secured Party may deem necessary or advisable to accomplish the purpose of this Agreement. Secured Party may ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. In connection therewith, Secured Party and its agents and any purchasers at or after foreclosure are hereby granted a non-exclusive, irrevocable, perpetual, fully paid, royalty-free license or other right, solely pursuant to the provisions of this Section 8, to use, without charge, Borrower’s Intellectual Property to the extent that any such Intellectual Property of the Borrower is comingled or otherwise attached, embedded or affixed to any of the Collateral , including without limitation, labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, now or at any time hereafter owned or acquired by Borrower or in which Borrower now or at any time hereafter has any rights; provided, however, such license shall only be exercisable in connection with the disposition of Collateral upon Secured Party’s exercise of its remedies hereunder.

(d)	Application of Proceeds. Proceeds from any sale or lease or other disposition of Collateral shall be applied: first, to all costs of repossession, storage, and disposition including without limitation reasonable attorneys’, appraisers’, and auctioneers’ fees; second, to discharge the obligations then in default; third, to discharge any other Indebtedness of Debtor to Secured Party, whether as obligor, endorser, guarantor, surety or indemnitor; fourth, to expenses incurred in paying or settling liens and claims against the Collateral; and lastly, to Debtor or the Person legally entitled thereto, if there exists any surplus. Debtor shall remain fully liable for any deficiency.

(e)	Fees and Costs. Debtor agrees to pay all reasonable attorneys’ fees and other costs incurred by Secured Party in connection with the enforcement, assertion, defense or preservation of Secured Party’s rights and remedies under this Agreement, or if prohibited by law, such lesser sum as may be permitted. Debtor further agrees that such fees and costs shall constitute Indebtedness.

(f)	Remedies Cumulative. Secured Party’s rights and remedies under this Agreement or otherwise arising are cumulative and may be exercised singularly or concurrently. Neither the failure nor any delay on the part of the Secured Party to exercise any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise of that or any other right, power or privilege. SECURED PARTY SHALL NOT BE DEEMED TO HAVE WAIVED ANY OF ITS RIGHTS UNDER THIS AGREEMENT OR UNDER ANY OTHER AGREEMENT, INSTRUMENT OR PAPER SIGNED BY DEBTOR UNLESS SUCH WAIVER IS EXPRESSED IN WRITING AND SIGNED BY SECURED PARTY. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

(g)	WAIVER OF JURY TRIAL. DEBTOR AND SECURED PARTY UNCONDITIONALLY WAIVE THEIR RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY NOTE, ANY OF THE OTHER DEBT DOCUMENTS, ANY OF THE INDEBTEDNESS SECURED HEREBY, ANY DEALINGS BETWEEN DEBTOR AND SECURED PARTY RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN DEBTOR AND SECURED PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY OTHER DEBT DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

9.	MISCELLANEOUS.

(a)	Assignment. This Agreement, any Note and/or any of the other Debt Documents may be assigned, in whole or in part, by Secured Party without notice to Debtor, and Debtor agrees not to assert against any such assignee, or assignee’s assigns, any defense, set-off, recoupment claim or counterclaim which Debtor has or may at any time have against Secured Party for any reason whatsoever. Debtor agrees that if Debtor receives written notice of an assignment from Secured Party, Debtor will pay when due all amounts payable under any assigned Debt Documents to such assignee or as instructed by Secured Party. Debtor also agrees to confirm in writing receipt of the notice of assignment as may be reasonably requested by Secured Party or assignee.

(b)	Notices. All notices to be given in connection with this Agreement shall be in writing, shall be addressed to the parties at their respective addresses set forth in this Agreement (unless and until a different address may be specified in a written notice to the other party), and shall be deemed given (i) on the date of receipt if delivered in hand or by facsimile transmission, (ii) on the next business day after being sent by express mail, and (iii) on the fourth business day after being sent by regular, registered or certified mail. As used herein, the term “business day” shall mean and include any day other than Saturdays, Sundays, or other days on which commercial banks in New York, New York are required or authorized to be closed.

(c)	Correction of Errors. Secured Party may correct patent errors and fill in all blanks in this Agreement or in any other Debt Document consistent with the agreement of the parties.

(d)	Time is of the Essence. Time is of the essence of this Agreement. This Agreement shall be binding, jointly and severally, upon all parties described as the “Debtor” and their respective heirs, executors, representatives, successors and assigns, and shall inure to the benefit of Secured Party, its successors and assigns.

(e)	Entire Agreement. This Agreement and the Debt Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior understandings (whether written, verbal or implied) with respect to such subject matter. THIS AGREEMENT AND THE DEBT DOCUMENTS SHALL NOT BE CHANGED OR TERMINATED ORALLY OR BY COURSE OF CONDUCT, BUT ONLY BY A WRITING SIGNED BY BOTH PARTIES. Section headings contained in this Agreement have been included for convenience only, and shall not affect the construction or interpretation of this Agreement. This Agreement and any other Debt Document may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures by facsimile or other electronic or email transmission shall bind the parties hereto.

(f)

Termination of Agreement. This Agreement shall continue in full force and effect until all of the Indebtedness has been indefeasibly paid in full to Secured Party or its assignee, provided, that Debtor’s indemnity obligations set forth in Section 7(c) shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Secured Party have run. The surrender, upon payment or otherwise, of any

Note or any of the other documents evidencing any of the Indebtedness shall not affect the right of Secured Party to retain the Collateral for such other Indebtedness as may then exist or as it may be reasonably contemplated will exist in the future. This Agreement shall automatically be reinstated if Secured Party is ever required to return or restore the payment of all or any portion of the Indebtedness (all as though such payment had never been made).

(g)	CHOICE OF LAW. DEBTOR AGREES THAT SECURED PARTY AND/OR ITS SUCCESSORS AND ASSIGNS SHALL HAVE THE OPTION BY WHICH STATE LAWS THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED: (A) THE LAWS OF THE COMMONWEALTH OF VIRGINIA; OR (B) IF COLLATERAL HAS BEEN PLEDGED TO SECURE THE LIABILITIES, THEN BY THE LAWS OF THE STATE OR STATES WHERE THE COLLATERAL IS LOCATED, AT SECURED PARTY’S OPTION. THIS CHOICE OF STATE LAWS IS EXCLUSIVE TO THE SECURED PARTY. DEBTOR SHALL NOT HAVE ANY OPTION TO CHOOSE THE LAWS BY WHICH THIS AGREEMENT SHALL BE GOVERNED. DEBTOR ACKNOWLEDGES THAT THIS AGREEMENT IS BEING SIGNED BY THE SECURED PARTY IN PARTIAL CONSIDERATION OF SECURED PARTY’S RIGHT TO ENFORCE IN THE JURISDICTION STATED ABOVE. DEBTOR CONSENTS TO JURISDICTION IN THE COMMONWEALTH OF VIRGINIA OR THE STATE IN WHICH ANY COLLATERAL IS LOCATED AND VENUE IN ANY FEDERAL OR STATE COURT IN THE COMMONWEALTH OF VIRGINIA OR THE STATE IN WHICH COLLATERAL IS LOCATED FOR SUCH PURPOSES AND WAIVES ANY AND ALL RIGHTS TO CONTEST SAID JURISDICTION AND VENUE AND ANY OBJECTION THAT SAID COUNTY IS NOT CONVENIENT. DEBTOR WAIVES ANY RIGHTS TO COMMENCE ANY ACTION AGAINST SECURED PARTY IN ANY JURISDICTION EXCEPT VIRGINIA, OR IF SECURED PARTY CHOOSES TO LITIGATE IN A STATE WHERE COLLATERAL IS LOCATED THEN IN SUCH COUNTY AND STATE.

(h)	Limitation of Liability. The Secured Party shall not, under any circumstances, be liable for any error or omission or delay of any kind occurring in the settlement, collection or payment of any Receivables or any instrument received in payment thereof or for any damage resulting therefrom. The Secured Party is authorized to accept the return of the goods represented by any of the Receivables, without notice to or consent by the Debtor, or without discharging or in any manner affecting the Indebtedness.

(i)	Notification to Account Debtors. The Secured Party shall have the right, following the occurrence and during the continuation of an event of default, at any time to notify any Account Debtor of the Secured Party’s security interest in the Receivables and to require payments to be made directly to the Secured Party. To facilitate direct collection, the Debtor hereby appoints the Secured Party and any officer or employee of the Secured Party, as the Secured Party may from time to time designate, as attorney-in-fact for the Debtor to (a) receive, open and dispose of all mail addressed to the Debtor and take therefrom any payments on or proceeds of Receivables; (b) take over the Debtor’s post office boxes or make such other arrangements, in which the Debtor shall cooperate, to receive the Debtor’s mail, including notifying the post office authorities to change the address for delivery of mail addressed to the Debtor to such address as the Secured Party shall designate; (c) endorse the name of the Debtor in favor of the Secured Party upon any and all checks, drafts, money orders, notes, acceptances or other evidences of payment or Collateral that may come into the Secured Party’s possession; (d) sign and endorse the name of the Debtor on any invoice or bill of lading relating to any of the Receivables, on verifications of Receivables sent to any Account Debtor, to drafts against any Account Debtor, to assignments of Receivables, and to notices to any Account Debtor; and (e) do all acts and things necessary to carry out this Agreement and the transactions contemplated hereby, including signing the name of the Debtor on any instruments required by law in connection with the transactions contemplated hereby and on financing statements as permitted by the Virginia Uniform Commercial Code. The Debtor hereby ratifies and approves all acts of such attorneys-in-fact, and neither the Secured Party nor any other such attorney-in-fact shall be liable for any acts of commission or omission, or for any error of judgment or mistake of fact or law of any such attorney-in-fact. This power, being coupled with an interest, is irrevocable so long as the Indebtedness remains unsatisfied, or any Debt Document remains effective, as solely determined by the Secured Party.

(j)	Loss, Depreciation or Other Damage. The Secured Party shall not be liable for or prejudiced by any loss, depreciation or other damage to Receivables or other Collateral unless caused by the Secured Party’s willful and malicious act, and the Secured Party shall have no duty to take any action to preserve or collect any Receivable or other Collateral.

(k)

Confidentiality. In handling any confidential information of Debtor, Secured Party will exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (i) to Secured Party’s subsidiaries or affiliates in connection with their present or prospective business relations with Debtor; (ii) to prospective transferees or purchasers of any interest in the Indebtedness, provided that the prospective transferee or purchaser agrees in writing with Secured Party, with a copy to Debtor, to keep such information confidential to the same extent as required of Secured Party hereunder, and further provided that unless an Event of Default has occurred, Secured Party will not assign this Agreement, the Note(s) or any other Debt Document to any competitor of Debtor or any affiliate thereof, (iii) as required by law, regulation, subpoena or other order, (iv) as required in connection with Secured Party’s examination or audit, and (v) as Secured Party considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either (a) is in the public domain or in Secured Party’s possession when disclosed to Secured Party, or becomes part of the public domain after disclosure to Secured Party through no fault of Secured Party, or (b) is disclosed to Secured Party by a third party, if Secured Party does not know that the third party is prohibited from disclosing the information.

(l)	Limitation on Damages. To the fullest extent permitted by applicable law, Debtor shall not assert and hereby waives any claim against Secured Parties, and their respective directors, officers, employees, attorneys and agents, any claim on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any Note or any other Debt Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any loan, advance or extension of credit made by Secured Parties to Debtor or the use of the proceeds thereof.

10.	DEFINITIONS.

As used herein, the following terms, when initial capital letters are used, shall have the respective meanings set forth below. In addition, all terms defined in the Virginia Uniform Commercial Code (including revised Article 9 thereof) (the “Code”) shall have the meanings given therein unless otherwise defined herein.

Defined Terms. As used in this Agreement, the following terms shall have the following meanings, unless the context otherwise requires:

“Account Debtor” shall mean the account debtor or any customer of the Debtor who is obligated or indebted to the Debtor with respect to any of the Receivables and/or the prospective purchaser with respect to any contract right, and/or any party or organization who enters into or proposes to enter into any contract or other arrangement with the Debtor pursuant to which the Debtor is to deliver any personal property or perform any service.

“Additional Indebtedness” means, with respect to Debtor or any of its subsidiaries, the aggregate amount of, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade payables aged less than one hundred eighty (180) days), (d) all capital lease obligations of such Person, (e) all obligations or liabilities of others secured by a Lien on any asset of such Person, whether or not such obligation or liability is assumed, (f) all obligations or liabilities of others guaranteed by such Person, and (g) any other obligations or liabilities which are required by GAAP to be shown as debt on the balance sheet of such Person. Unless otherwise indicated, the term “Additional Indebtedness” shall include all Indebtedness of Debtor and all of its subsidiaries.

“Affiliate” of a Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Anti-Terrorism Law” means any laws, rules and regulations and court orders, injunctions and judicial decisions of all federal, state and local governments and governmental authorities relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws, rules and regulations and court orders, injunctions and judicial decisions comprising the Bank Secrecy Act and the laws, rules and regulations and court orders, injunctions and judicial decisions administered by the U.S. Department of Treasury Office of Foreign Assets Control.

“Blocked Person” means any Person: (a) listed in the annex to, or that is otherwise subject to the provisions of Executive Order No. 13224, (b) that is owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or that is otherwise subject to the provisions of Executive Order No. 13224, (c) with which any Secured Party is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13244, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by the U.S. Department of Treasury Office of Foreign Assets Control or other similar list.

“Cash Equivalents” means the sum outstanding, at any one time, of (a) all cash (in United States dollars) owned by Debtor at such time plus (b) the fair market value of all cash equivalents, marketable securities and short term investments (as those terms are defined by GAAP) owned by Debtor at such time.

“Collateral” shall mean all personal property and fixtures of the Debtor, including, but not limited to all of the Receivables, Payments, accounts, the Deposit Account or Accounts, contract rights, instruments, documents, chattel paper (including tangible and electronic chattel paper), payment intangibles, commercial tort claims, health-care-insurance receivables, instruments, investment property, supporting obligations and general intangibles now owned or hereafter acquired by the Debtor and all goods, equipment, general intangibles and property of the Debtor described below which is now owned or hereafter acquired by the Debtor, wherever located; all Deposit Accounts (including all signature cards, account agreements and other documents relating to Deposit Accounts) and other obligations or indebtedness owed to the Debtor from whatever source arising; letter of credit rights; all rights of the Debtor to receive any payment in money or kind; all Inventory; all Equipment; all of the Debtor’s rights as an unpaid seller, including stoppage in transit, detinue and reclamation; all guarantees, or other agreements or property securing or relating to any of the items referred to above, or acquired for the purpose of securing and enforcing any of such items; all books of account and documents related thereto; all customer lists and other documents containing the names, addresses and other information regarding the Debtor’s customers, subscribers or those to whom the Debtor provides any services; computer tapes, programs, discs and other material, media or documents relating to the recording, billing or analyzing of any of the above; all computers, word processors, printers, switches, interfaces, source codes, mask works, software, web servers, website service contracts, internet connection contract or line lease, website hosting service contract, website license agreements, back-up copies of website content, contracts with website advertisers, scripts, codes or Active-X controls, technology escrow agreements, website content development agreements, all rights, of whatever form, in and to domain names, instructional material, and connectors and all parts, accessories, additions, substitutions, or options together with all property or equipment used in connection with any of the above or which are used to operate or cause to operate any features, special applications, format controls, options or software of any or all of the above-mentioned items, whether now owned or existing or hereafter acquired or arising, contractual rights, literary rights, all amounts received as an award in or settlement of a suit in damages, proceeds of loans, interests in joint ventures or general or limited partnerships, the sale by the Debtor of any of the foregoing and all proceeds (cash and non-cash) of the foregoing; proceeds of property received wholly or partly in trade or exchange for the Collateral and all rents, revenues, issues, profits and proceeds in any form, including cash, insurance proceeds, distributions on stock, negotiable instruments and other evidences of indebtedness, chattel paper, security agreements and other documents arising from the sale, lease, license, encumbrance, collection of, or any other temporary or permanent disposition of, the Collateral or any interest therein. Notwithstanding anything to the contrary herein or in any Debt Document, the term Collateral shall not include (i) any intellectual property of Debtor including, but not limited to, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and applications therefore, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties; provided, however, the Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing or (ii) any rights of Grantor as a licensee to the extent the granting of a security interest therein (i) would be contrary to applicable law or (ii) is prohibited by or would constitute a default under any agreement or document governing such property (but only to the extent such prohibition is enforceable under applicable law); provided that upon the termination or lapsing of any such prohibition, such property shall automatically be part of the Collateral; and provided further that the provisions of this paragraph shall in no case exclude from the definition of “Collateral” any Accounts, proceeds of the disposition of any property, or general intangibles consisting of rights to payment, all of which shall at all times constitute “Collateral”. The Debtor acknowledges and agrees that, in applying the law of any jurisdiction that at any time enacts all or substantially all of the uniform provisions of Revised Article 9 of the Uniform Commercial Code (1999 Official Text), the foregoing collateral description covers all assets of the Debtor, with the exception of Intellectual Property, as hereinafter defined. The Secured Party may at any time and from time to time file, pursuant to the provisions of this Agreement, financing and continuation statements and amendments thereto reflecting the same.

“Deposit Account” means a demand, time, savings, passbook, or similar account maintained with a bank.

“Equipment” shall mean (a) all goods and equipment of the Debtor of every type and description, now owned and hereafter acquired and wherever located, including, without limitation, all imbedded software, machinery, motor vehicles and other rolling stock, furniture, furnishings, tools, dies, fittings, accessories, all substitutions therefore, leasehold improvements, fixtures, and materials and supplies relating to any of the foregoing; (b) all present and future documents of title and trust receipts relating to any of the foregoing; (c) all present and future rights, claims and causes of action of Debtor in connection with purchases of (or contracts for the purchase of), or warranties relating to, or damages to, goods held or to be held by the Debtor as equipment; (d) all present and future warranties, manuals and other written materials (and packaging thereof or relating thereto) relating to any of the foregoing; and (e) all present and future general intangibles of the Debtor in any way relating to any of the foregoing.

“Intellectual Property” shall mean (a) all of the Debtor’s right, title and interest, whether now owned or existing or hereafter acquired or arising, in and to all domestic and foreign copyrights, copyright registrations and copyright applications, whether or not registered or filed with any governmental authority, together with (i) all renewals thereof, (ii) all present and future rights of the Debtor under all present and future license agreements relating thereto, whether the Debtor is licensee or licensor thereunder, (iii) all income, royalties, damages and payments now or hereafter due and/or payable to the Debtor thereunder or with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) all of the Debtor’s present and future claims, causes of action and rights to sue for past, present or future infringements thereof, and (v) all rights corresponding thereto throughout the world (collectively “Copyright Rights”); (b) all of the Debtor’s right, title and interest, whether now owned or existing or hereafter acquired or arising, in and to all United States and foreign patents, and pending and abandoned United States and foreign patent applications, including, without limitation, the inventions and improvements described or claimed therein, together with(i) any reissues, divisions, continuations, certificates of re-examination, extensions and continuations-in-part thereof, (ii) all present and future rights of the Debtor under all present and future license agreements relating thereto, whether the Debtor is licensee or licensor thereunder, (iii) all income, royalties, damages and payments now or hereafter due and/or payable to the Debtor thereunder or with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) all of the Debtor’s present and future claims, causes of action and rights to sue for past, present or future infringements thereof, and (v) all rights corresponding thereto throughout the world (collectively “Patent Rights”); (c) all of the Debtor’s right, title and interest, whether now owned or existing or hereafter acquired or arising, in and to all domestic and foreign trademarks, trademark registrations, trademark applications and trade names, whether or not registered or filed with any governmental authority, together with (i) all renewals thereof, (ii) all present and future rights of the Debtor under all present and future license agreements relating thereto, whether the Debtor is licensee or licensor thereunder, (iii) all income, royalties, damages and payments now or hereafter due and/or payable to the Debtor thereunder or with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) all of the Debtor’s present and future claims, causes of action and rights to sue for past, present or future infringements thereof, and (v) all rights corresponding thereto throughout the world (collectively “Trademark Rights”); (d) all present and future licenses and license agreements of the Debtor, and all rights of the Debtor under or in connection therewith, whether the Debtor is licensee or licensor thereunder, including, without limitation, any present or future franchise agreements under which the Debtor is franchisee or franchisor, together with (i) all renewals thereof, (ii) all income, royalties, damages and payments now or hereafter due and/or payable to the Debtor thereunder or with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iii) all claims, causes of action and rights to sue for past, present or future infringements thereof, and (iv) all rights corresponding thereto throughout the world (collectively “License Rights”); (e) all present and future trade secrets of the Debtor; and (f) all other present and future intellectual property of the Debtor.

“Inventory” shall mean and include (a) all goods now owned or hereafter acquired by the Debtor, which are held for sale or lease by the Debtor or are furnished or to be furnished by the Debtor under contracts of service, (b) all raw materials, work in process, finished goods, packaging materials, and other materials and supplies of every kind used or consumed in connection with the manufacture, production, packing, shipping, advertising or sale of such goods, (c) all proceeds and products from the sale or other disposition of such goods, including all goods returned, repossessed, or acquired by the Debtor by way of substitution or replacement, and all additions and accessions thereto, and all documents and instruments (as those terms are defined in the Uniform Commercial Code) covering such goods; (d) all the Debtor’s rights as an unpaid seller, including stoppage in transit, detinue and reclamation; and (e) all of the above owned by the Debtor or in which the Debtor now has or in which the Debtor may hereafter acquire an interest, whether in transit or in the Debtor’s constructive or actual possession or held by the Debtor or others for the Debtor’s account (including any of the above held on consignment), including, without limitation, all of the above which may be located on the Debtor’s premises or upon the premises of any carriers, forwarding agents, truckers, warehousemen, vendors, selling agents, finishers, converters or other third parties who may have possession, temporary or otherwise, thereof.

“Investment” means the purchase or acquisition of any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or the extension of any advance, loan, extension of credit or capital contribution to, or any other investment in, or deposit with, any Person.

“Lien(s)” shall mean any mortgage, pledge, deed of trust, assignment, security interest, encumbrance, hypothecation, lien, or charge of any kind (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

“OFAC Lists” means collectively the Specially Designated Nationals and Blocked Persons List maintained by the U.S. Department of Treasury Office of Foreign Assets Control pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (September 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of the U.S. Department of Treasury Office of Foreign Assets Control or pursuant to any other applicable Executive Orders.

“Payment” or “Payments” shall mean any check, draft, cash or any other remittance or credit in payment or on account of any or all of the Receivables and the cash proceeds of any returned, rejected or repossessed goods, the sale or lease of which gave rise to a Receivable.

“Permitted Indebtedness” means and includes: (i) Indebtedness of Debtor to Secured Party; (ii) Additional Indebtedness arising from the endorsement of instruments in the ordinary course of business; (iii) Additional Indebtedness existing on the date hereof and set forth in Schedule B; (iv) Subordinated Indebtedness; (vi) Additional Indebtedness not to exceed $250,000 in the aggregate in any fiscal year of Debtor secured by Liens described in clause (v) of the definition of Permitted Liens and provided such Additional Indebtedness does not exceed the lesser of cost or fair market value of the Equipment financed with such Additional Indebtedness; (vii) other Additional Indebtedness not otherwise permitted by Section 4(e) not exceeding $100,000 in the aggregate at any time; (viii) Additional Indebtedness with respect to surety bonds and like obligations with respect to performance contracts in the ordinary course of business; (ix) Additional Indebtedness of Debtor to any subsidiary of Debtor so long as the terms thereof do not require Debtor to pay more than $100,000 in aggregate amount in any fiscal year to its subsidiaries; (x) Subordinated Indebtedness; (xi) the extension, renewal or refinancing of the Additional Indebtedness described above so long as it constitutes Permitted Indebtedness, but the then outstanding principal amount of the Additional Indebtedness may not increase or the terms modified to impose more burdensome terms upon the Debtor; and (x) Indebtedness under letters of credit with respect to Debtor’s real estate leases.

“Permitted Investments” means and includes any of the following Investments (a) Deposits and Deposit Accounts with commercial banks organized under the laws of the United States or a state thereof to the extent: (i) the Deposit Accounts of each such institution are insured by the Federal Deposit Insurance Corporation up to the legal limit; and (ii) each such institution has an aggregate capital and surplus of not less than One Hundred Million Dollars ($100,000,000); (b) Investments in marketable obligations issued or fully guaranteed by the United States and maturing not more than one (1) year from the date of issuance; (c) Investments in open market commercial paper rated at least “A1” or “P1” or higher by a national credit rating agency and maturing not more than one (1) year from the creation thereof; (d) Investments pursuant to or arising under currency agreements or interest rate agreements entered into in the ordinary course of business: (e) any Investments permitted by Debtor’s investment policy as of the date hereof, as amended from time to time, provided that any such amendment thereto has been approved by Secured Party, (f) Other Investments aggregating not in excess of One Million Dollars Dollars ($1,000,000) per year, (g) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors; which do not exceed $100,000 in the aggregate in any year, provided that no cash loans under this clause (ii) may be made if an Event of Default is then occurring or would otherwise upon the making thereof, (h) Investments (including debt obligations) received in connection with bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; (i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates of Borrower, in the ordinary course of business, and (j) Investments pursuant to or arising under currency agreements or interest rate agreements entered into in the ordinary course of business.

“Permitted Liens” means (i) Liens in favor of Secured Party; (ii) Liens for taxes not yet due or for taxes being contested in good faith and which do not involve, in the judgment of Secured Party, any risk of the sale, forfeiture or loss of any of the Collateral; (iii) inchoate material men’s, mechanic’s, repairmen’s and similar liens arising by operation of law in the normal course of business for amounts which are not delinquent; (iv) Liens existing on the date hereof and which are listed in Schedule B, (v) Liens not to exceed $250,000 in the aggregate in any fiscal year (A) upon or in any Equipment acquired or held by Debtor to secure the purchase price of such Equipment or Additional Indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (B) existing on such Equipment at the time of its acquisition provided that the Lien is confined solely to the Equipment so acquired and improvements thereon and the proceeds of such Equipment, (vi) banker’s liens, rights of setoff and Liens in favor of financial institutions incurred made in the ordinary course of business arising in connection with Debtor’s Deposit Accounts or securities accounts held at such institutions to secure payment of fees and similar costs and expenses subject to Debtor’s compliance with Section 4(b) hereof; (vii) non-exclusive licenses of Debtor’s Intellectual Property in the ordinary course of business and non-exclusive and exclusive licenses of Debtor’s Intellectual Property in connection with joint ventures and corporate collaborations in the ordinary course of business; (viii) banker’s liens, rights of setoff and Liens incurred in the ordinary course of business subject to Debtor’s compliance with Section 4(b) hereof, (ix) Liens incurred in connection with the extension, renewal or refinancing of the Additional Indebtedness secured by Liens described above so long as it constitutes Permitted Indebtedness, but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the then outstanding principal amount of the Additional Indebtedness may not increase, (x) Liens with respect to security deposits given in connection with Debtor’s real estate leases, (xi) leases or subleases granted in the ordinary course of business; (xii) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default; (xiii) Liens in favor of other financial institutions arising in connection with Debtor’s Deposit Accounts or securities accounts held at such institutions to secure solely customary fees and expenses; (xiv) Liens to secure payment of worker’s compensation, employment insurance, old age pensions or other social security obligations of Debtor in the ordinary course of business; and (xv) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and similar charges or encumbrances affecting real property not constituting a Material Adverse Change on the business or condition (financial or otherwise) of Debtor.

“Permitted Transfer” means:

(i)	the sale, lease, transfer or other disposition in the ordinary course of Debtor’s business (“Transfer”) of Inventory;

(ii)	the exclusive or non-exclusive license and similar arrangements for the use of Borrower’s Intellectual Property granted in the ordinary course of Debtor’s business;

(iii)	the disposal of worn-out or obsolete Equipment, subject to the limitations set forth in Section 2(j);

(iv)	Transfers to Secured Party or for maintenance and repair; and

(v)	other Transfers which in the aggregate do not exceed $50,000 in any fiscal year.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Receivables” shall mean in addition to the definition of account as contained in the Uniform Commercial Code (a) all of the Debtor’s present and future accounts, contract rights, receivables, promissory notes and other instruments, chattel paper (including tangible and electronic chattel paper), tax refunds, general intangibles (excluding the Intellectual Property, but including all Accounts, license and royalty fees, payment intangibles and other revenues, proceeds, or income arising out of or relating to the Intellectual Property and any rights Debtor may have, including rights to receive payment or reimbursement, under any collaboration agreement between Debtor and any third parties) and all rights to receive the payment of money or other consideration under present or future contracts including, without limitation; (b) all present and future cash of the Debtor; (c) all present and future judgments, orders, awards and decrees in favor of the Debtor and causes of action in favor of the Debtor; (d) all present and future contingent and noncontingent rights of the Debtor to the payment of money for any reason whatsoever, whether arising in contract, tort or otherwise including, without limitation, all rights to receive payments under presently existing or hereafter acquired or created letters of credit; (e) all present and future claims, rights of indemnification and other rights of the Debtor under or in connection with any contracts or agreements to which the Debtor is or becomes a party or third party beneficiary; (f) all goods previously or hereafter returned, repossessed or stopped in transit, the sale, lease or other disposition of which contributed to the creation of any account, instrument or chattel paper of the Debtor; (g) all present and future rights of the Debtor as an unpaid seller of goods, including rights of stoppage in transit, detinue and reclamation; (h) all rights which the Debtor may now or at any time hereafter have, by law or agreement, against any Account Debtor or other obligor of the Debtor, and all rights, liens and security interests which the Debtor may now or at any time hereafter have, by law or agreement, against any property of any Account Debtor or other obligor of the Debtor; (i) all invoices and shipping documents; and (j) all present and future interests and rights of the Debtor, including rights to the payment of money, under or in connection with all present and future leases and subleases of real or personal property to which the Debtor is a party, as lessor, sublessor, lessee or sublessee.

“Subordinated Indebtedness” means Additional Indebtedness subordinated to the Indebtedness on terms and conditions acceptable to Secured Party in its sole discretion.

IN WITNESS WHEREOF, Debtor and Secured Party, intending to be legally bound hereby, have duly executed this Agreement in one or more counterparts, each of which shall be deemed to be an original, as of the day and year first aforesaid.

SECURED PARTY: Oxford Finance Corporation		DEBTOR: Vical Incorporated

By:	/s/ Michael J. Altenburger	By:	/s/ Jill M. Church

Name:	Michael J. Altenburger	Name:	Jill M. Church

Title:	Chief Financial Officer	Title:	Chief Financial Officer

SCHEDULE A

Collateral Locations

Current Locations:

1.	10390 Pacific Center Court, San Diego, CA 92121

2.	9373 Towne Center Drive, San Diego, CA 92121

Previous Locations (within the past five years):

1.	4575 Eastgate Mall, San Diego, CA 92121

SCHEDULE B

Permitted Indebtedness

1.	General Electric Capital Corporation.

As of June 30, 2006 the Company had outstanding $5,007,000 in equipment financing obligations due to GE Capital. Payments of principal and interest due through November 2009. See amortization schedule attached

2.	Indebtedness with respect to corporate credit cards.

The Company has 13 Bank of America Visa cards issued to employees with a cumulative total credit limit of $77,000. The monthly amounts charged to these accounts is approximately $40,000.

The Company currently has 8 American Express credit cards issued to employees. The monthly amounts charged to these accounts are approximately $30,000.

3.	Copier leases. The Company has two leases with CIT for 7 copy machines. Payments of $2,911 per month through April 2009

Permitted Liens

1.	General Electric Capital Corporation. All Equipment used as collateral for the equipment financing obligation under the master agreement dated December 15, 2000.

2.	Copier leases. The Company has two leases with CIT for 7 copy machines. Payments of $2,911 per month through April 2009

3.	Banc of America Leasing & Capital LLC (“BofA”). The Debtor has repaid all indebtedness owing to BofA and is in the process of obtaining UCC terminations with respect to its agreements with BofA.

SCHEDULE C

[FORM OF]

COMPLIANCE CERTIFICATE

[Date]

Oxford Finance Corporation

133 N. Fairfax Street

Alexandria, VA 22314

Re:	Vical Incorporated (the “Company”)

Gentlemen:

Reference is made to the Master Security Agreement dated as of July 26, 2006, as amended, between Oxford Finance Corporation and Vical Incorporated (the “Loan Agreement”) and the capitalized terms used therein.

The undersigned, as authorized representative of the Company, hereby certifies that in accordance with the terms and conditions of the Loan Agreement, the Company is in complete compliance for the financial reporting period ending                  (the “Reporting Date”) with all required financial reporting under the Loan Agreement, except as noted below. Attached hereto are the required documents supporting the foregoing certification. The undersigned further certifies that the accompanying financial statements have been prepared in accordance with United States Generally Accepted Accounting Principles and are consistent from one period to the next, except as explained below.

(Please indicate compliance status by circling Yes/No under the heading “Complies”)

REPORTING REQUIREMENT	REQUIRED	COMPLIES
Monthly Financial Statements	Monthly within 30 days	YES / NO

Date of most recent Board-approved budget/plan:
— Plan submitted with borrowing request?		YES / NO
— Any change in budget/plan since prior Borrowing Request		YES / NO
— Plan attached?		YES / NO

ACCOUNT CONTROL AGREEMENTS

Pursuant to Section 4(b) of Loan Agreement, Company represents and warrants that: (i) as of the Reporting Date, Borrower maintains in the United States only those deposit and investments accounts set forth below, and (ii) an account control agreement has been executed and delivered to Oxford Finance Corporation with respect to each such account.

Deposit Accounts

Name of Institution	Account Number	Control Agreement	Balance at Reporting Date

1.) ________________	_____________________	Yes / No	$__________________

2.) ________________	_____________________	Yes / No	$__________________

3.) ________________	_____________________	Yes / No	$__________________

4.) ________________	_____________________	Yes / No	$__________________

Investment Accounts

Name of Institution	Account Number	Control Agreement	Balance at Reporting Date

1.) ________________	_____________________	Yes/No	$__________________

2.) ________________	_____________________	Yes/No	$__________________

3.) ________________	_____________________	Yes/No	$__________________

Total of all Cash and Cash Equivalents in the above-listed accounts as of the Reporting Date:			$__________________

The Company is in compliance             / non-compliance              (check one) with the cash covenant set forth in Section 4(h) of the Loan Agreement.

EXPLANATIONS

Vical Incorporated

By:
Name
Title:

Promissory Note	Master Security Agreement No.
Schedule No.

PROMISSORY NOTE

To Master Security Agreement No.

(Date)

FOR VALUE RECEIVED, Vical Incorporated, a Delaware corporation, located at the address stated below (“Maker”) promises, jointly and severally if more than one, to pay to the order of Oxford Finance Corporation or any subsequent holder hereof (each, a “Payee”) at its office located at 133 N. Fairfax Street, Alexandria, VA 22314 or at such other place as Payee or the holder hereof may designate, the principal sum of                                  Dollars ($            ), with interest on the unpaid principal balance, from the date hereof through and including the dates of payment, at a fixed interest rate of                      percent (            %) per annum, in thirty-six (36) consecutive monthly installments of principal and interest (each a “Periodic Installment”) as follows:

Periodic Installment	Amount
1- 36	$

The final installment shall be in the amount of the total outstanding principal and interest, if any. The first Periodic Installment shall be due and payable on                 , and the following Periodic Installments and the final installment shall be due and payable on the first day of each succeeding month (each, a “Payment Date”) beginning                     . Such installments have been calculated on the basis of a 360-day year of twelve 30-day months. Each payment may, at the option of the Payee, be calculated and applied on an assumption that such payment would be made on its due date. Maker agrees to pay any initial partial month interest payment from the date of this Note to the first day of the following month (“Interim Interest”). (**Note: Oxford will invoice Debtor for the Interim Interest)

All payments made hereunder shall be made without set-off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds. All payments made hereunder shall be made free and clear of and without deduction for any present or future taxes, duties, levies, assessments, withholdings or other charges of any nature whatsoever imposed by any taxing authority, excluding taxes on Payee’s net income by the jurisdiction under which Payee is organized or conducts business, and if any deductions or withholding in respect of any such taxes is required, Maker shall pay such additional amounts as are necessary to insure that the net amount received by Payee is equal to the amount of the payments otherwise called for without giving effect to any such deduction or withholding. The amount of principal and interest owing hereunder as recorded in Payee’s books and records at any time shall be conclusive and binding evidence of the amounts due and owing to Payee by Maker absent clear and convincing evidence to he contrary, provided that any error in such books and records of Payee shall not limit or otherwise affect Maker’s duty to pay all amounts owing hereunder.

The acceptance by Payee of any payment which is less than payment in full of all amounts due and owing at such time shall not constitute a waiver of Payee’s right to receive payment in full at such time or at any prior or subsequent time.

The Maker hereby expressly authorizes the Payee to insert the date value is actually given in the blank space on the face hereof and on all related documents pertaining hereto.

This Note may be secured by a security agreement, chattel mortgage, pledge agreement or like instrument (each of which is hereinafter called a “Security Agreement” and any Security Agreement, this Note and any other document evidencing or securing this loan is hereinafter called a “Debt Document”).

Time is of the essence hereof. If any installment or any other sum due under this Note or any Security Agreement is not received when due, the Maker agrees to pay, in addition to the amount of each such installment or other sum, a late payment

Promissory Note	Master Security Agreement No.
Schedule No.

charge of three percent (3%) of the amount of said installment or other sum, but not exceeding any lawful maximum. If (i) Maker fails to make payment of any amount due hereunder; or (ii) Maker is in default under, or fails to perform under any term or condition contained in any Security Agreement, then the entire principal sum remaining unpaid, together with all accrued interest thereon and any other sum payable under this Note or any Security Agreement, at the election of Payee, shall immediately become due and payable, with interest thereon at the lesser of fifteen percent (15%) per annum or the highest rate not prohibited by applicable law from the date of such accelerated maturity until paid (both before and after any judgment).

Notwithstanding anything to the contrary contained herein or in the Security Agreement, Maker may prepay this Note in full, but not in part; provided, however, that any such prepayment shall be paid together with an additional sum as a premium which shall be equal to the following percentages of the remaining principal balance being prepaid for the period indicated below:

(a)	from the date of this Note until the first annual anniversary date of this Note: Six percent (6%);

(b)	from the first annual anniversary date of this Note until the second annual anniversary date of this Note: Five percent (5%);

(c)	from the second annual anniversary date of this Note until the third annual anniversary date of this Note: Four percent (4%); and

(d)	from the third annual anniversary date of this Note until the date of payment in full: Two percent (2%).

The Maker and all sureties, endorsers, guarantors or any others (each such person, other than the Maker, an “Obligor”) who may at any time become liable for the payment hereof jointly and severally consent hereby to any and all extensions of time, renewals, waivers or modifications of, and all substitutions or releases of, security or of any party primarily or secondarily liable on this Note or any Security Agreement or any term and provision of either, which may be made, granted or consented to by Payee, and agree that suit may be brought and maintained against any one or more of them, at the election of Payee without joinder of any other as a party thereto, and that Payee shall not be required first to foreclose, proceed against, or exhaust any security hereof in order to enforce payment of this Note. The Maker and each Obligor hereby waives presentment, demand for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, and all other notices in connection herewith, as well as filing of suit (if permitted by law) and diligence in collecting this Note or enforcing any of the security hereof, and agrees to pay (if and to the extent permitted by law) all expenses incurred in collection, including Payee’s reasonable attorneys’ fees.

Maker and Payee intend to strictly comply with all applicable federal and Virginia laws, including applicable usury laws (or the usury laws of any jurisdiction whose usury laws are deemed to apply to the Note or any other Debt Document despite the intention and desire of the parties to apply the usury laws of the Commonwealth of Virginia). Accordingly, the provisions of this paragraph shall govern and control over every other provision of this Note or any other Debt Document which conflicts or is inconsistent with this Section, even if such provision declares that it controls. As used in this paragraph, the term “interest” includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law, provided that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, in equal parts during the full term of the obligations. In no event shall Maker or any other person be obligated to pay, or Payee have any right or privilege to reserve, receive or retain, (a) any interest in excess of the maximum amount of non-usurious interest permitted under the laws of the Commonwealth of Virginia or the applicable laws (if any) of the United States or of any other state, or (b) total interest in excess of the amount which Payee could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of the obligations. On each day, if any, that the interest rate (the “Stated Rate”) called for under this Note or any other Debt Document exceeds the maximum non-usurious rate, the rate at which interest shall accrue shall automatically be fixed by operation of this sentence at the maximum non-usurious rate for that day. Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate again exceeds the maximum non-usurious rate, in which case, the provisions of the immediately preceding sentence shall again automatically operate to limit the interest accrual rate to the maximum non-usurious rate. The daily interest rates to be used in calculating interest at the maximum non-usurious rate shall be determined by dividing the applicable maximum non-usurious rate by the number of days in the calendar year for which such calculation is being made. None of the terms and provisions contained in this Note or in any other Debt Document which directly or indirectly relate to interest shall ever be construed without reference to this paragraph, or be construed to create a contract to pay for the use, forbearance or detention of money at an interest rate in excess of the maximum

Promissory Note	Master Security Agreement No.
Schedule No.

non-usurious rate. If the term of any obligation is shortened by reason of acceleration of maturity as a result of any Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason Payee at any time, including but not limited to, the stated maturity, is owed or receives (and/or has received) interest in excess of interest calculated at the maximum non-usurious rate, then and in any such event all of any such excess interest shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to Payee, it shall be credited pro tanto against the then-outstanding principal balance of Maker’s obligations to Payee, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.

THE MAKER HEREBY UNCONDITIONALLY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS NOTE, ANY OF THE RELATED DOCUMENTS, ANY DEALINGS BETWEEN MAKER AND PAYEE RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN MAKER AND PAYEE. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT (INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.) THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS NOTE, ANY RELATED DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. IN THE EVENT OF LITIGATION, THIS NOTE MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

This Note and any Security Agreement constitute the entire agreement of the Maker and Payee with respect to the subject matter hereof and supercedes all prior understandings, agreements and representations, express or implied.

No variation or modification of this Note, or any waiver of any of its provisions or conditions, shall be valid unless in writing and signed by an authorized representative of Maker and Payee. Any such waiver, consent, modification or change shall be effective only in the specific instance and for the specific purpose given. MAKER SHALL NOT BE DEEMED TO HAVE WAIVED ANY OF ITS RIGHTS UNDER THIS NOTE OR UNDER ANY OTHER AGREEMENT, INSTRUMENT OR PAPER SIGNED BY DEBTOR UNLESS SUCH WAIVER IS EXPRESSED IN WRITING AND SIGNED BY MAKER.

Upon receipt of an affidavit of an officer of Payee as to the loss, theft, destruction or mutilation of this Note or any Debt Document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Note or other Debt Document, Maker will issue, in lieu thereof, a replacement Note or other Debt Document in the same principal amount thereof and otherwise of like tenor.

It is understood and agreed that this Note and all of the Debt Documents were negotiated and have been or will be delivered to Payee in the Commonwealth of Virginia, which State the parties agree has a substantial relationship to the parties and to the underlying transactions embodied by this Note and the Debt Documents. Maker agrees to furnish to Payee at Payee’s office in Alexandria, VA, all further instruments, certifications and documents to be furnished hereunder. The parties also agree that if collateral is pledged to secure the debt evidenced by this Note, that the state or states in which such collateral is located each have a substantial relationship to the parties and to the underlying transaction embodied by this Note and the Debt Documents.

MAKER AGREES THAT THE PAYEE OF THIS NOTE SHALL HAVE THE OPTION BY WHICH STATE LAWS THIS NOTE SHALL BE GOVERNED AND CONSTRUED: (A) THE LAWS OF THE COMMONWEALTH OF VIRGINIA; OR (B) IF COLLATERAL HAS BEEN PLEDGED TO SECURE THE DEBT EVIDENCED BY THIS NOTE, THEN BY THE LAWS OF THE STATE OR STATES WHERE THE COLLATERAL IS LOCATED, AT PAYEE’S OPTION. THIS CHOICE OF STATE LAWS IS EXCLUSIVE TO THE PAYEE OF THIS NOTE. MAKER SHALL NOT HAVE ANY OPTION TO CHOOSE THE LAWS BY WHICH THIS NOTE SHALL BE GOVERNED. MAKER AND GUARANTORS HEREBY CONSENT TO THE EXERCISE OF JURISDICTION OVER IT BY ANY FEDERAL COURT SITTING IN VIRGINIA OR

Promissory Note	Master Security Agreement No.
Schedule No.

ANY VIRGINIA COURT SELECTED BY PAYEE, FOR THE PURPOSES OF ANY AND ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THE NOTE, THE SECURITY AGREEMENT AND ALL OTHER DEBT DOCUMENTS. MAKER AND GUARANTORS IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH PROCEEDING BROUGHT IN ANY SUCH COURT, ANY CLAIM BASED ON THE CONSOLIDATION OF PROCEEDINGS IN SUCH COURTS IN WHICH PROPER VENUE MAY LIE IN DIVERGENT JURISDICTIONS, AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. MAKER AND GUARANTORS HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE, THE OTHER DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.

If any provision or obligation under this Note shall be finally held by any court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions or obligations under this Note, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired.

This Note may be assigned, in whole or in part, by Maker without notice to Debtor, and Debtor agrees not to assert against any such assignee, or assignee’s assigns, any defense, set-off, recoupment claim or counterclaim which Debtor has or may at any time have against Maker for any reason whatsoever. Debtor agrees that if Debtor receives written notice of an assignment from Maker, Debtor will pay all amounts payable under any assigned Debt Documents to such assignee or as instructed by Maker. This Note shall be binding on Debtor and its successors and assigns, and shall run to the benefit of Maker and its successors and assigns, provided that, Debtor may not assign any of its rights, obligations or duties hereunder and that any attempt to make such an assignment shall be null and void ab initio.

VICAL Incorporated

By:
(Witness)
Name: Jill M. Church
(Print name)
Title: VP, CFO and Secretary
(Address)
Federal Tax ID #: 93-0948554

Address: 10390 Pacific Center Court San Diego, CA 92121

January 3, 2006

Mr. Tony Ramos

Vical, Inc.

10390 Pacific Center Court

San Diego, CA 92121

Dear Tony:

Oxford Finance Corporation is pleased to provide the following loan proposal to Vical, Inc. for growth capital, laboratory and other internal use assets, subject to terms and conditions embodied in formal loan agreements, which shall include but not be limited to the following terms and conditions:

Borrower:	Vical, Inc.

Lender:	Oxford Finance Corporation, a Delaware Corporation

Collateral:	To secure the loan, Lender will require a first priority security interest in all assets of Borrower except intellectual property.

Additional conditions:	In the event Borrower’s cash drops below $17,000,000 Borrower will be required to post a Letter of Credit equal to the outstanding loan balance.

Total Loan Amount:	$10,000,000

Availability:	To fund no later than December 31, 2006.

Terms:	36 months

Payment Rate Implicit Interest:	10.88%

Periodicity:	Monthly, in arrears.

Index Basis:	The three-year Treasury Bill Weekly Average rate of 4.38% as published in Federal Reserve statistical release H.15 (519) on December 27, 2005.

Payment Commencements:	First day of the month following a Schedule funding.

133 NORTH FAIRFAX STREET, ALEXANDRIA, VIRGINIA 22314, 703-519-4900

Mr. Tony Ramos

January 3, 2006

Stock Warrants:	None

Documentation:	Loan documentation provided by Lender containing terms generally accepted in the industry and mutually agreeable to both Lender and Borrower.

Facility Fee:	Borrower will provide a $65,000 Facility Fee to Lender upon execution of this proposal letter. The Facility Fee will be retained by Lender after loan facility approval. At the time of drawdown twenty thousand ($20,000) will be applied to the first months payment. Should the Lender not issue an approval to provide funding, the Facility Fee, less any transaction costs, will be returned.

Rate Adjustment:	The effective Loan Rate will remain fixed for the duration of each Term. Prior to Schedule funding, Lender may adjust the Loan Rate in order to maintain its originally anticipated rate of return if there is an increase or decrease in the yield on the U.S. Treasury Bills, as quoted in the Federal Reserve statistical release H.15 (519), from the Index Basis specified in this proposal letter.

Costs:	Borrower shall be responsible for all costs and expenses relating to the transaction, including, without limitation, extraordinary attorneys’ and appraisal fees, lien search, inspection and filing fees relating to the preparation, execution and recording of all documents.

Expiration:	This loan proposal will expire if a signed copy of this proposal letter is not received by Oxford Finance on or before February 15, 2006.

This proposal letter, the collateral described, and any terms and conditions of the loan or warrant agreements, are subject to final review and approval by Oxford Finance Corporation and its Executive Credit Team, and is not a commitment to provide financing.

Mr. Tony Ramos

January 3, 2006

Oxford Finance Corporation welcomes the opportunity to be of service to Vical, Inc. We look forward to working with you.

Sincerely,

/s/ Chistopher A. Herr
OXFORD FINANCE CORPORATION Christopher A. Herr

ACKNOWLEDGED AND AGREED: Vical, Inc.

By:	/s/ Jill M. Church

Title:	Chief Financial Officer

Date:	February 15, 2006